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                                                                       EXHIBIT 1

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                        AMERICAN MAIZE-PRODUCTS COMPANY,

                           ERIDANIA BEGHIN-SAY, S.A.

                                      AND

                               CERESTAR USA, INC.

                         DATED AS OF FEBRUARY 22, 1995
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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 22, 1995, among American Maize-Products Company, a Maine corporation (the "Company"), Eridania Beghin-Say, S.A., a corporation organized under the laws of France ("Purchaser"), and Cerestar USA, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Purchaser ("Merger Sub" and, together with the Company, the "Constituent Corporations").

                                    RECITALS

     WHEREAS, the Boards of Directors of Purchaser and the Company each have determined that it is in the best interests of their respective shareholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein; and

     WHEREAS, to induce Purchaser to enter into this Agreement, the Company will enter into a Stock Purchase Agreement, dated as of the date hereof, with Purchaser and Merger Sub (the "Stock Purchase Agreement"), pursuant to which the Company shall agree to undertake a rights offering to its existing holders of Class B Common Stock (as defined in Section 5.1(a)) of 690,718 authorized but unissued shares of Class B Common Stock and 67,225 treasury shares of Class B Common Stock and grant to Purchaser the right to purchase, pursuant to the terms and conditions set forth in the Stock Purchase Agreement, that number of the offered shares of Class B Common Stock as are not subscribed to by the existing holders of Class B Common Stock; and

     WHEREAS, the Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements, contained herein and in the Stock Purchase Agreement, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                THE TENDER OFFER

     1.1. Tender Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Article IX hereof, within five business days of the date hereof, Merger Sub shall commence a tender offer (the "Offer") for any and all of the outstanding Shares (as defined in Section 5.1(a)) at a price of $40 in cash per share of common stock of the Company outstanding as of the date hereof, net to the seller (the "Merger Consideration"). Subject to the terms and conditions of the Offer, Purchaser shall promptly pay for all Shares duly tendered that it is obligated to purchase thereunder. The Offer shall expire 20 business days after it is commenced and, if the conditions set forth in Annex A are satisfied after the scheduled expiration date of the Offer, shall not be extended without the prior written consent of the Company. If, as of the scheduled expiration date of the Offer, all of the conditions to the Offer set forth in Annex A have not been satisfied but are capable, using reasonable efforts, of being satisfied within 90 days of the commencement of the Offer or, to the extent permitted by this Agreement, waived by Purchaser or Merger Sub, Purchaser shall extend the Offer from time to time until the earliest of (i) the purchase of Shares pursuant to the Offer, (ii) the date which is 90 days from the commencement of the Offer or (iii) the termination of this Agreement. Without the prior written consent of the Company, Purchaser shall not (i) decrease the Merger Consideration, (ii) decrease the number of Shares to be purchased in the Offer, (iii) change the form of consideration payable in the Offer, (iv) add to or change the conditions of the Offer set forth in Annex A hereto, (v) change or waive the Minimum Condition or (vi) make any other change in the terms or conditions of the Offer which is adverse to the holders of the Shares. Subject to the fiduciary duties of the Company's Board of Directors as advised by outside counsel to the Company, the Company's Board of Directors shall recommend acceptance of the Offer to its shareholders in a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") to be filed with the Securities and Exchange Commission (the "SEC") upon commencement of the Offer. On
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the date of commencement of the Offer, Purchaser shall file with the SEC a
Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which will contain the Offer to Purchase, Letter of Transmittal and summary advertisement (which Schedule 14D-1, Offer to Purchase and other documents, together with any amendment or supplements thereto, are hereinafter referred to as the "Offer Documents").

     (b) Purchaser agrees, as to the Offer Documents, and the Company agrees, as to the Schedule 14D-9, that such documents shall, in all material respects, comply with the requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder and other applicable laws. The Company and its counsel, as to the Offer Documents, and Merger Sub and its counsel, as to the Schedule 14D-9, shall be given an opportunity to review such documents prior to their being filed with the SEC.

     (c) In connection with the Offer, the Company shall cause its transfer agent to furnish promptly to Merger Sub a list, as of a recent date, of the record holders of Shares and their addresses, as well as mailing labels containing the names and addresses of all record holders of Shares and lists of security positions of Shares held in stock depositories. The Company shall furnish Merger Sub with such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and lists of security positions) and such other assistance as Purchaser or Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger (as hereinafter defined), Purchaser shall hold in confidence such lists and other information, shall use such information only in connection with the Offer and the Merger and, if this Agreement is terminated in accordance with its terms, shall deliver to the Company all copies of such information (and extracts or summaries thereof) then in its or its agents' or advisors' possession.

                                   ARTICLE II

                      THE MERGER; CLOSING; EFFECTIVE TIME

     2.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 3.1. The Merger shall have the effects specified in the Maine Business Corporation Act (the "MBCA").

     2.2.  Closing.  The closing of the Merger (the "Closing") shall take place
(i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 10:00 a.m. on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VIII hereof shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Purchaser may agree.

     2.3. Effective Time. As soon as practicable following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to
Article IX hereof, the Company, the Purchaser and Merger Sub shall cause Articles of Merger (the "Maine Articles of Merger") to be executed and filed with the Secretary of State of Maine as provided in Section 903 of the MBCA (or, if permitted, Section 904 of the MBCA) and a Certificate of Merger (the "Delaware Certificate of Merger") to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the Delaware General Corporation Law ("DGCL") (or if permitted, Section 253 of DGCL). The Merger shall become effective (the "Effective Time") on the date on which the last of the following actions shall have been completed: (a) the Maine Articles of Merger have been duly filed with the Secretary of State of Maine or (b) the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware.

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                                  ARTICLE III

                     CERTIFICATE OF INCORPORATION; BY-LAWS
                          OF THE SURVIVING CORPORATION

     3.1. The Certificate of Incorporation. The Certificate of Incorporation (the "Certificate") of Merger Sub in effect at the Effective Time shall be the Certificate of the Surviving Corporation, shall be filed with the Secretary of State of Maine as the Certificate for the Surviving Corporation and shall remain in effect as such until duly amended in accordance with the terms thereof and the MBCA.

     3.2. The By-Laws. The By-Laws of Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation and shall remain in effect as such until duly amended in accordance with the terms thereof and the MBCA.

                                   ARTICLE IV

                             OFFICERS AND DIRECTORS
                          OF THE SURVIVING CORPORATION

     4.1. Officers and Directors. The directors of Merger Sub and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate and By-Laws.

     4.2. Boards of Directors; Committees. (a) If requested by Purchaser, the Company shall, subject to compliance with applicable law and promptly following the purchase by Merger Sub of more than 50 percent of the outstanding shares of Class A Common Stock (as defined in Section 5.1(a)) and more than 50 percent of the outstanding shares of Class B Common Stock (as defined in Section 5.1(a)) pursuant to the Offer, the Stock Purchase Agreement or otherwise, take all actions necessary to cause persons designated by Purchaser to become directors of the Company so that the total number of such persons equals that number of directors, rounded up to the next whole number, which represents (i) the product of (w) the total number of directors on the Board of Directors the shares of Class A Common Stock are entitled to elect multiplied by (x) the percentage that the number of shares of Class A Common Stock so accepted for payment plus any shares of Class A Common Stock beneficially owned by Purchaser or its affiliates on the date hereof bears to the number of shares of Class A Common Stock outstanding at the time of such acceptance for payment plus (ii) the product of
(y) the total number of directors on the Board of Directors the shares of Class B Common Stock are entitled to elect multiplied by (z) the percentage that the number of shares of Class B Common Stock so accepted for payment plus any shares of Class B Common Stock beneficially owned by Purchaser or its affiliates on the date hereof bears to the number of shares of Class B Common Stock outstanding at the time of such acceptance for payment. In furtherance thereof, the Company shall increase the size of the Company's Board of Directors, or use its best efforts to secure the resignation of directors, or both, as is necessary to permit Purchaser's designees to be elected to the Company's Board of Directors; provided, however, that prior to the Effective Time, the Company's Board of Directors shall always have at least two members who are neither officers of Purchaser or the Company (or any of their respective affiliates) nor designees of Purchaser (or any of its affiliates), nor shareholders or affiliates of Purchaser, nor beneficial owners of 5% or more of any class of capital stock of the Company (or any of their respective affiliates) ("Insiders"). At such time, the Company, if so requested, will use its best efforts to cause persons designated by Purchaser to constitute the same percentage of each committee of such board, each board of directors of each subsidiary of the Company and each committee of each such board (in each case to the extent of the Company's ability to elect such persons). The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this
Section 4.2 and Purchaser shall provide the Company with all information with respect to itself and its officers and directors required by such Section and Rule. The Company shall provide for inclusion in Purchaser's Schedule 14D-1 being mailed to shareholders contemporaneously with the commencement of the

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Offer such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 4.2.

     4.3. Actions by Directors. For purposes of Article IX and Sections 10.3 and 10.4, no action taken by the Board of Directors of the Company prior to the Merger shall be effective unless such action is approved by the affirmative vote of at least a majority of the directors of the Company who are not Insiders.

                                   ARTICLE V

               CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

     5.1. Conversion or Cancellation of Shares. The manner of converting or cancelling shares of the Company and Merger Sub in the Merger shall be as follows:

     (a) At the Effective Time, each share of the Class A Common Stock of the Company, par value $0.80 per share (the "Class A Common Stock"), and each share of the Class B Common Stock of the Company, par value $0.80 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Merger Sub or any other subsidiary or affiliate of Purchaser (collectively, the "Purchaser Companies") or Shares which are held by shareholders ("Dissenting Shareholders") exercising appraisal rights pursuant to Section 909 of the MBCA) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to the Merger Consideration or such greater amount which may be paid pursuant to the Offer. All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 5.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 909 of the MBCA.

     (b) At the Effective Time, each share of Common Stock, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, be converted into one share of common stock of the Surviving Corporation.

     (c) Immediately prior to the Effective Time, each option or right to acquire Shares or stock appreciation rights with respect to the Shares ("SARs"), shall, without any action on the part of the holder thereof, and whether or not then exercisable, be converted into the right to receive an amount in cash, if any, equal to the product of (x) the Merger Consideration minus the current option, acquisition or base price per share of such option or right and (y) the number of Shares subject to such option or right, payable to the holder thereof without interest thereon, at the Effective Time of the Merger and such option or right will be cancelled and retired and shall cease to exist; provided that the Company shall be entitled to withhold, in accordance with applicable law, from any such cash payment any amounts required to be withheld under applicable law. If and to the extent required by the terms of the plans governing such options or rights or pursuant to the terms of any option or right granted thereunder, the Company shall use all reasonable efforts to obtain the consent of each holder of outstanding stock options or rights to the foregoing treatment of such stock options or rights and to take any other action reasonably necessary to effectuate the foregoing provisions. The Company shall take all reasonably necessary action to provide that the Stock Plans shall be terminated as of the Effective Time.

     (d) At the Effective Time, each Share issued and outstanding at the Effective Time and owned by any of the Purchaser Companies, and each Share issued and held in the Company's treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

     5.2. Payment for Shares. Purchaser shall make available or cause to be made available to the paying agent appointed by Purchaser with the Company's prior approval (the "Paying Agent") amounts sufficient in

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the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 5.1(a) hereof to holders of Shares issued and outstanding immediately prior to the Effective Time. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record (other than any of the Purchaser Companies) of issued and outstanding Shares a form (mutually agreed to by Purchaser and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be paid to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any withholdings required under Section 3406 of the Internal Revenue Code of 1986, as amended (the "Code"). No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. One hundred and eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Shares and Purchaser shall reimburse the Surviving Corporation for such charges and expenses.

     5.3. Dissenters' Rights. If any Dissenting Shareholder shall be entitled to be paid the "fair value" of his or her Shares, as provided in Section 909 of the MBCA, the Company shall give Purchaser prompt notice thereof (and shall also give Purchaser prompt notice of any withdrawals of such demands) and Purchaser shall have the right to direct all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Shareholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 5.1.

     5.4. Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

     6.1. Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser and Merger Sub that:

     (a) Corporate Organization and Qualification. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for such failure to be so organized, existing or in good standing, which, when taken together with all other such failures, would not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole. Each of the Company and its subsidiaries has the corporate

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requisite power and authority to carry on its respective businesses as they are now being conducted, except where the failure to have such power and authority, when taken together with all other such failures, would not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole. The Company has made available to Purchaser a complete and correct copy of the Company's Restated Articles of Incorporation (the "Articles") and By-Laws, each as amended to date. The Company's Articles and By-Laws so delivered are in full force and effect;

     (b) Authorized Capital. The authorized capital stock of the Company consists of 2,500,000 shares of Series Preferred Stock, without par value (the "Preferred Shares"), 15,000,000 shares of Class A Common Stock, par value $0.80 per share, and 2,500,000 shares of Class B Common Stock, par value $0.80 per share, of which 8,558,474 shares of Class A Common Stock and 1,742,057 shares of Class B Common Stock and no Preferred Shares were outstanding, and 345,429 shares of Class A Common Stock and 67,225 shares of Class B Common Stock were held in treasury, on February 21, 1995. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than the shares of Class B Common Stock reserved for issuance pursuant to the Stock Purchase Agreement, the Company has no Shares or Preferred Shares reserved for issuance, except that, as of February 21, 1995, there were 570,698 shares of Class A Common Stock reserved for issuance pursuant to options granted under the 1985 Stock Option Plan, 1986 Stock Option Plan and 1994 Stock Plan (collectively, the "Stock Plans"). Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned, either directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. Except as set forth above, there are no shares of capital stock of the Company authorized, issued or outstanding and except as set forth above and as provided in the Stock Purchase Agreement, there are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible or exchangeable securities or other agreements or commitments of any character of the Company or any of its subsidiaries relating to the issuance of, or any securities convertible into or exchangeable for, the issued or unissued capital stock, voting or other securities of the Company or any of its subsidiaries. Except as set forth in Schedule 6.1(b), there are no outstanding obligations of the Company or any subsidiary to repurchase, redeem or otherwise acquire any capital stock or other securities of the Company or any of its subsidiaries, or to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), any other person. Except as set forth in Schedule 6.1(b), neither the Company nor any of its subsidiaries has authorized or outstanding any bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the shareholders of the Company or any of its subsidiaries on any matter. Except as set forth in Schedule 6.1(b), after the Effective Time the Surviving Corporation will have no obligation to issue, transfer or sell any Shares or common stock of the Surviving Corporation pursuant to any Plan (as defined in Section 6.1(h));

     (c) Corporate Authority. Subject only to approval of this Agreement by the affirmative vote of a majority of the voting power of the outstanding shares of the Class A Common Stock (voting as a class) and the affirmative vote of a majority of the voting power of the outstanding shares of the Class B Common Stock (voting as a class), the Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and the Stock Purchase Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the Stock Purchase Agreement are valid and binding agreements of the Company enforceable against the Company in accordance with their terms;

     (d) Governmental Filings; No Violations. (i) Other than the filings provided for in Section 2.3 hereof and Article IV of the Stock Purchase Agreement, as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the American Stock Exchange, Environmental Laws (as defined in Section 6.1(k)) and the Exchange Act or deemed advisable under Section 721 of Title VII of the Defense Production Act of 1950, as amended by the Omnibus Trade and Competitiveness Act of 1988 (the "Exon-Florio Amendment") (collectively, the "Regulatory Filings"), except as set forth in
Schedule 6.1(d), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any

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governmental or regulatory authority, agency, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with the execution and delivery of this Agreement and the Stock Purchase Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, the failure to make or obtain any or all of which would have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole, or would have a material adverse effect on the Company's ability to consummate the transactions contemplated by this Agreement or the Stock Purchase Agreement.

     (ii) Except as disclosed in the Company Reports (as defined in Section 6.1(e)), the execution and delivery of this Agreement and the Stock Purchase Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby and thereby will not, constitute or result in
(w) a breach or violation of, or a default under, the Articles or By-Laws of the Company or the comparable governing instruments of any of its subsidiaries, (x) a breach or violation of, a default under any Plan or any grant or award made under any of the foregoing, (y) a breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or obligation ("Contracts") of the Company or any of its subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or nongovernmental permit or license to which the Company or any of its subsidiaries is subject or (z) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (y) or (z) above, for such breaches, violations, defaults, accelerations or changes that, alone or in the aggregate, would not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole or that would not have a material adverse effect on the Company's ability to consummate the transactions contemplated by this Agreement or the Stock Purchase Agreement;

     (e) Company Reports; Financial Statements. The Company has made available to Purchaser each registration statement, schedule, report, proxy statement or information statement prepared by it since December 31, 1993, including, without limitation, (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1993, (ii) the Company's Quarterly Reports on Form 10-Q for the periods ended March 30, 1994, June 30, 1994 and September 30, 1994 and (iii) the Company's Current Reports on Form 8-K dated November 30, 1994 and January 6, 1995, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Purchaser Companies furnished to the Company by Purchaser specifically for use in the Company Reports. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of income, shareholders' equity and cash flows and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Other than the Company Reports, the Company has not filed any other definitive reports or statements with the SEC since December 31, 1993. As soon as practicable after receiving its auditor's opinion with respect to the Company's financial statements for the year ended December 31, 1994 (the "1994 Financial Statements"), the Company shall make available to Purchaser a copy of such 1994 Financial Statements (including such auditor's opinion) and, either simultaneously therewith or as soon thereafter as is practicable, a copy of the Company's Annual Report on Form 10-K, including documents incorporated therein by reference, for the year ended December 31, 1994 (the "1994 10-K") in substantially the form to be filed with the SEC;

     (f) Absence of Certain Changes. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof or as set forth in Schedule 6.1(f), since December 31, 1993, the Company and its subsidiaries have conducted their respective businesses only in, and have not engaged in any transaction other than according to, the ordinary and usual course of such businesses (except for such departures from the ordinary and usual course of such businesses which, individually or in the aggregate, would not be material to the business of the Company and its subsidiaries taken as a whole) and there has not been (i) any material adverse change in the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole or any development or combination of developments which is reasonably likely to result in any such change; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company, other than regular quarterly cash dividends not in excess of $0.17 per Share; or
(iii) any change by the Company in accounting principles or practices, except as required by generally accepted accounting principles. Since December 31, 1993, except as provided for herein, as disclosed in the Company Reports filed with the SEC prior to the date hereof or as set forth in Schedule 6.1(f), and other than in the ordinary course or as required by law or to maintain the tax-qualified status of any Plan there has not been any material increase in the compensation payable or which could become payable by the Company and its subsidiaries to their officers or key employees, or any amendment of any Plans which would result in any such increase;

     (g) Litigation and Liabilities. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof or as set forth in Schedule 6.1(g), there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the management of the Company, threatened against the Company or any of its subsidiaries or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including, without limitation, those relating to matters involving any Environmental Law (as defined in Section 6.1(k)), or any other facts or circumstances of which the management of the Company is aware that is reasonably likely to result in any claims against or obligations or liabilities of the Company or any of its subsidiaries, that, alone or in the aggregate, would have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole;

     (h) Employee Benefits. (i) Schedule 6.1(h) contains a complete and accurate list of all existing bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance and welfare benefit plans, employment or severance agreements and all similar arrangements that are maintained by the Company or any of its subsidiaries (the "Plans") for the benefit of any employee or former employee or director or former director of the Company or any of its subsidiaries (the "Employees"). Except as set forth on
Schedule 6.1(h) or pursuant to collective bargaining agreements or as is required by law or to maintain tax-qualified status, neither the Company nor any of its subsidiaries has any formal commitment, whether legally binding or not, to create any additional Plan or to modify or change any existing Plan that would provide a material increase in benefits for any Employee.

     (ii) Each Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, the Employment Retirement Income Security Act of 1974, as amended ("ERISA") and the Code, except for any failures to comply with this provision which, when taken together with all other failures to comply with this provision, would not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole. Each Plan which is an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service for "TRA" (as defined in Rev. Proc. 93-39), has filed for such a determination letter or intends to file for such a determination letter within the time period required by Rev. Proc. 95-12 or an extension thereof. Except as would not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole, there is no pending or, to the knowledge of the Company's management, threatened legal action, suit or claim relating to the Plans, other than claims for benefits in the ordinary course of business. Neither the Company nor any of its subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole.

     (iii) Except as set forth in Schedule 6.1(h), no unsatisfied liability under Title IV of ERISA has been or, based on actions that have been taken or that are proposed to be taken, is expected to be incurred by the Company or any subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or within the past five years maintained by any of them, or any single-employer plan of any entity (an "ERISA Affiliate") which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code, during its affiliation with the Company (an "ERISA Affiliate Plan"). No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof. To the knowledge of the Company's management, the Pension Benefit Guaranty Corporation (the "PBGC") has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to the knowledge of the Company's management, no condition exists that presents a material risk that such proceedings will be instituted.

     (iv) All contributions required to be made under the terms of any Plan or ERISA Affiliate Plan have been timely made or adequate reserves in respect thereof have been established on the books of the Company. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC (other than insurance premiums) with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. Neither the Company nor its subsidiaries has provided, or is required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code.

     (v) Except as set forth on Schedule 6.1(h), with respect to each Pension Plan which is a single-employer plan covered under Title IV of ERISA and each ERISA Affiliate Plan, there has not been an adverse change in the financial condition of such Plan(s) since the date of the latest actuarial report prepared for such Plan(s) which would have caused a material change in the funded status of such Plan(s) from the status as of such date. None of the Company, any of its subsidiaries or an ERISA Affiliate (during its affiliation with the Company) has contributed to or been obligated to contribute to a multiemployer plan (within the meaning of Section 3(37) of ERISA) during the five years preceding the date hereof.

     (vi) All Plans covering foreign Employees comply in all material respects with applicable local law except for any failures to comply with this provision which, when taken together with all other failures to comply with this provision, would not have a material adverse effect on the financial condition, properties, businesses results of operations of the Company and its subsidiaries taken as a whole. The Company and its subsidiaries have no material unfunded liabilities with respect to any Pension Plan which covers foreign Employees.

     (vii) With respect to each Plan, the Company has made available to Purchaser, if applicable, true and complete copies of: (s) all current Plan documents and all amendments thereto; (t) all current trust instruments and insurance contracts; (u) the last two Forms 5500 filed with the Internal Revenue Service; (v) the most recent actuarial report and financial statement; (w) the most recent summary plan description; (x) any and all forms filed with the PBGC during the last two years; (y) the most recent determination letter issued by the Internal Revenue Service; and (z) any Forms 5310 or 5330 filed with the Internal Revenue Service during the last two years.

     (viii) Except as set forth on Schedule 6.1(h), or as contemplated by
Section 5.1(c) hereof or as would otherwise occur notwithstanding whether the consummation of the transactions contemplated by this Agreement and the Stock Purchase Agreement constitute a "Change in Control" or other trigger event in the applicable Plan, the consummation of the transactions contemplated by this Agreement and the Stock Purchase Agreement will not directly (or indirectly upon a termination of employment): (i) entitle any Employee to severance or termination pay or (ii) accelerate the timing of any payment or the vesting of any rights or increase the amount of any compensation due any Employee.

     (ix) Except as set forth on Schedule 6.1(h) and other than the transactions contemplated by Section 5.1(c) hereof, as a direct or indirect result of the consummation of the transactions contemplated hereby, neither the Company nor the Purchaser will be obligated to make a payment to an individual that would not be deductible as a result of the application of Section 280G of the Code;

     (i) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated herein, except that the Company has employed CS First Boston Corporation as its financial advisor, the arrangements with which have been disclosed in writing to Purchaser prior to the date hereof; and CS First Boston Corporation has delivered to the Board of Directors of the Company its written opinion that the consideration to be received pursuant to the Offer and the Merger is fair to the Company's shareholders from a financial point of view, subject to the assumptions and qualifications set forth in such opinion;

     (j) Takeover Statutes. The Board has taken all appropriate and necessary action to approve the transactions contemplated by this Agreement and the Stock Purchase Agreement such that the provisions of Section 611-A of the MBCA will not apply to any of the transactions contemplated by this Agreement or the Stock Purchase Agreement; to the Company's knowledge, except for Section 910 of the MBCA, no other "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation is applicable to the Company, the Shares, the Offer, the Merger, this Agreement, the Stock Purchase Agreement or the transactions contemplated hereby or thereby;

     (k) Environmental Matters. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof and except as set forth in Schedule 6.1(k) and except for such matters that, alone or in the aggregate, would not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole, to the knowledge of the officers and managers of the Company having oversight of the Company's compliance with law (i) the Company and its subsidiaries have complied with all applicable Environmental Laws (as defined herein); (ii) the properties presently owned or operated by the Company or its subsidiaries (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) (the "Properties") do not contain any Hazardous Substance (as defined herein) in concentrations exceeding any applicable remediation standard, action level or written enforcement policy under any applicable Environmental Law, do not, and, during the ownership or operation of the Properties by the Company, have not, contained any underground storage tanks, and do not have any asbestos present (and, during the ownership or operation of the Properties by the Company, have not had any asbestos removed therefrom); (iii) the properties formerly owned or operated by the Company or its subsidiaries (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) (the "Former Properties"), during the period of ownership or operation of such Former Properties by the Company or any of its Subsidiaries, did not, as a result of the action or omission of the Company or any of its subsidiaries, contain any Hazardous Substance in concentrations exceeding any applicable remediation standard, action level or written enforcement policy under applicable Environmental law, did not contain any underground storage tanks and did not have any asbestos present; (iv) neither the Company nor any of its subsidiaries has received any formal notices, demand letters or request for information from any Governmental Entity or any third party that the Company may be in violation of, or liable under, any Environmental Law and none of the Company, its subsidiaries or the Properties are subject to any court order, administrative order or decree arising under any Environmental Law; and (v) no Hazardous Substance has been disposed of, transferred, released or transported by the Company or any of its subsidiaries from any of the Properties or Former Properties during the time such Property or Former Property was owned or operated by the Company or one of its subsidiaries, other than as would not be expected to result in liability and allowed under applicable Environmental Law at the time the disposal, transfer, release or transportation occurred and other than disposal at commercial or municipal disposal sites that are not presently listed on the CERCLA National Priorities List or any equivalent state list.

     "Environmental Law" means (i) any Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Entity, relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as now in effect. "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive, or otherwise regulated for its potential adverse effect on the environment or human health or safety, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component;

     (l) Intellectual Property. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof and except as set forth in Schedule 6.1(l), the Company owns, or is licensed to use, all patents, trademarks, tradenames, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used or proposed to be used in the business of the Company and its subsidiaries as currently conducted or proposed to be conducted (the "Company IP Rights") and all such granted and issued patents, registered trademarks and copyrights held by the Company or any subsidiary of the Company are valid, enforceable and subsisting except for such Company IP Rights the absence of which, individually or in the aggregate, would not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof and except as set forth in Schedule 6.1(l), no material claims with respect to the Company IP Rights have been asserted or, to the knowledge of management of the Company, are threatened by any person;

     (m) Compliance with Laws. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof or as set forth in Schedule 6.1(m), the Company and its subsidiaries each has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with any Governmental Entity that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would, individually or in the aggregate, have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are now in full force and effect, and, to the best knowledge of management of the Company, no suspension or cancellation of any of them is threatened, in each case except as would not, individually or in the aggregate, have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole;

     (n) Taxes. (i) Except as set forth in Schedule 6.1(n), the Company and its subsidiaries have duly filed all United States federal and foreign tax and information returns, all state and local income, windfall profits, gross receipts and franchise tax and information returns, and all state and local sales, use, excise and real and personal property and other tax returns relating to the Company and its subsidiaries for all periods for which returns are required to be filed, except for those returns the failure of which to file would not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole, and said filed returns are complete and accurate in all material respects. Except as set forth in Schedule 6.1(n), all federal, state and local tax returns with respect to income tax withholding and social security and unemployment taxes relating to the Company and its subsidiaries have been duly filed by the Company and its subsidiaries for all periods for which returns are required to be filed, except for those returns the failure of which to file would not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole, and said filed returns are complete and accurate in all material respects. Except as set forth in Schedule 6.1(n), the Company and its subsidiaries have paid or reserved for all Taxes due with respect to all filed tax returns described in the preceding two sentences (the "Tax Returns") and all assessments received to the extent that such taxes have been due. For all taxable years to and including the taxable year ending December 31, 1990, all United States federal income tax returns of the Company and its subsidiaries have been audited or the period for assessment of taxes in respect of which such federal income tax returns were required to be filed has expired and all deficiencies assessed as a result of such audits have been paid and settled. Except as set forth in
Schedule 6.1(n), there are no issues currently pending which have been raised by the Internal Revenue Service in connection with the examination of any United States federal income tax returns of the Company and its subsidiaries, except for issues the resolution of which is not likely to have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole. To the best knowledge and belief of the Company and its subsidiaries, there are no deficiencies or assessments which have not been paid or settled nor any issues currently pending which have been raised by any taxing authority in connection with the examination of any Tax Returns other than United States federal income tax returns of the Company and its subsidiaries except for deficiencies, assessments or issues the payment, settlement or resolution of which is not likely to have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole;

     (o) Labor Matters. To the knowledge of the Company's management, (i) the business of the Company and its subsidiaries is operating and has been operated in compliance with applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including the Immigration Reform and Control Act ("IRCA"), the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), any such applicable laws respecting employment discrimination, equal employment opportunity, affirmative action, employee privacy, wrongful or unlawful termination, workers' compensation, occupational safety and health requirements, labor-management relations and unemployment insurance, except as would not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole; (ii) there is neither pending nor threatened against the Company or any of its subsidiaries any labor strike or work stoppage, or any other labor dispute or grievance that is likely to have a material adverse impact on the financial condition, properties, business or results of the operation of the Company and its subsidiaries taken as a whole, and neither the Company nor any of its subsidiaries has experienced any work stoppage in the past 36 months; and (iii) except for the contracts, agreements and other arrangements listed in Schedule 6.1(o), neither the Company nor any of its subsidiaries is a party to or otherwise bound by any contract or other agreement with any labor union or association representing any Employee; and

     (p) Insurance. True and complete copies of all material insurance policies maintained by the Company have been made available to Purchaser. Such policies provide coverage for the operations of the Company and its subsidiaries in amounts and covering such risks as the Company believes is necessary to conduct its business. Neither the Company nor any of its subsidiaries has received formal notice that any such policy is invalid or unenforceable.

     6.2.  Representations and Warranties of Purchaser and Merger
Sub.  Purchaser and Merger Sub represent and warrant to the Company that:

     (a) Corporate Organization and Qualification. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification except for such failure to so qualify or to be in such good standing, which, when taken together with all other such failures, would not have a material adverse effect on the financial condition, properties, business or results of operations of Purchaser and its subsidiaries, taken as a whole. All of the issued and outstanding capital stock of Merger Sub is directly or indirectly owned by Purchaser, free and clear of any liens, mortgages, pledges, charges, claims, security interests or encumbrances that would, individually or in the aggregate, have a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated by this Agreement or the Stock Purchase Agreement.

     (b) Corporate Authority. Purchaser and Merger Sub each has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and the Stock Purchase Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the Stock Purchase Agreement are valid and binding agreements of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub in accordance with their terms.

     (c) Governmental Filings; No Violations. (i) Other than the Regulatory Filings, no notices, reports or other filings are required to be made by Purchaser and Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser and Merger Sub from, any Governmental Entity in connection with the execution and delivery of this Agreement or the Stock Purchase Agreement by Purchaser and Merger Sub and the consummation of the transactions contemplated hereby and thereby by Purchaser and Merger Sub, the failure to make or obtain any or all of which would have a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated by this Agreement or the Stock Purchase Agreement.

     (ii) The execution and delivery of this Agreement and the Stock Purchase Agreement by Purchaser and Merger Sub do not, and the consummation of the transactions contemplated hereby and thereby will not, constitute or result in
(x) a breach or violation of, or a default under, the Certificate or By-Laws (or comparable governing instruments) of Purchaser or Merger Sub, (y) a breach or violation of, a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any Contract of Purchaser or Merger Sub or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or nongovernmental permit or license to which Purchaser or Merger Sub is subject or (z) any change in the rights or obligations of any party under any Contract to which Purchaser or Merger Sub is a party or is subject, except, in the case of clause (y) or (z) above, for such breaches, violations, defaults, accelerations or changes that, alone or in the aggregate, would not have a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated by this Agreement or the Stock Purchase Agreement.

     (d) Funds. Purchaser has or will have, and shall make available to Merger Sub, as and when required, the funds necessary to consummate the Offer, the Merger and the transactions contemplated by the Stock Purchase Agreement in accordance with the terms hereof and thereof and to satisfy or refinance any obligations relating to any outstanding indebtedness of the Company the maturity of which may come due as a result of the Company entering into this Agreement, the Stock Purchase Agreement and/or the consummation of the Offer or the Merger.

     (e) No Material Misstatements. None of the Offer Documents will, on the date of filing with the SEC or on the date first published, sent or given to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Purchaser or Merger Sub in reliance upon and in conformity with written information concerning the Company furnished to Purchaser by the Company specifically for use in the Offer Documents. None of the written information supplied by the Purchaser Companies specifically for use in the Schedule 14D-9 or in connection with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder will, on the date of filing with the SEC or on the date first mailed to stockholders, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE VII

                                   COVENANTS

     7.1. Interim Operations of the Company. The Company covenants and agrees that, prior to the date on which a majority of the Company's directors are Purchaser Insiders (unless Purchaser shall otherwise agree in writing and except as otherwise contemplated by this Agreement or the Stock Purchase Agreement):

          (a) the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its subsidiaries shall use all reasonable efforts to preserve its business organization and goodwill intact, keep available the services of its officers and employees as a group and maintain its existing relations with customers, suppliers, distributors, employees and others having business relationships with it, in each case in all material respects;

          (b) the Company and its subsidiaries shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries;
     (ii) adopt or propose any amendment or change of their respective Articles or By-Laws; (iii) split, combine or reclassify the outstanding Shares; or
     (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares, except for regular quarterly cash dividends not in excess of $0.17 per Share;

          (c) except as set forth in Schedule 7.1(c), neither the Company nor any of its subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class of the Company or its subsidiaries or any other property or assets other than, in the case of the Company, shares of Class B Common Stock issuable pursuant to the terms of the Stock Purchase Agreement and shares of Class A Common Stock issuable pursuant to options outstanding on the date hereof under the Stock Plans; (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any material assets or incur or modify any indebtedness or other liability or issue any debt securities or securities convertible into or exchangeable for debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person, in each case other than in the ordinary and usual course of business and in a manner consistent with past practice;
     (iii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company; (iv) authorize or make capital expenditures in excess of $1,000,000 individually; (v) make any acquisition of assets (other than in the ordinary course of business) or investment in the stock of any other person or entity; or (vi) merge or consolidate with any other person;

          (d) except as set forth in Schedule 7.1(d), other than in the ordinary and usual course of business consistent with past practice or pursuant to obligations imposed by collective bargaining agreements, neither the Company nor any of its subsidiaries shall increase the compensation payable or to become payable to its executive officers or employees, enter into any contract or other binding commitment in respect of any such increase or grant any severance or termination pay (other than pursuant to a Plan or policy existing as of the date hereof) to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or such subsidiaries, and neither the Company nor any of its subsidiaries shall establish, adopt, enter into, make any new grants or awards under or amend, any collective bargaining agreement or Plan, except as required by applicable law, including any obligation to engage in good faith collective bargaining, to maintain tax-qualified status or as may be required by any Plan existing as of the date hereof;

          (e) neither the Company nor any of its subsidiaries shall settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims, or make any payment, direct or indirect, of any material liability of the Company or any subsidiary before the same becomes due and payable in accordance with its terms;

          (f) neither the Company nor any of its subsidiaries shall take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice with respect to accounting policies or procedures (including tax accounting policies and procedures) and except as may be required by the SEC or the Financial Accounting Standards Board;

          (g) neither the Company nor any of its subsidiaries shall make any material tax election or permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Purchaser, except in the ordinary and usual course of business; and

          (h) neither the Company nor any of its subsidiaries shall authorize or enter into an agreement to do any of the foregoing.

     7.2. Acquisition Proposals. The Company agrees that neither the Company nor any of its subsidiaries shall, and the Company shall direct and use all reasonable efforts to cause the respective officers and directors of the Company or its subsidiaries and the employees, agents and representatives of the Company and its subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of (a) all or any significant portion of the assets of the Company or any of its significant subsidiaries listed in clause (c) of this Section 7.2, (b) 25% or more of the outstanding shares of the Class A Common Stock and/or the Class B Common Stock of the Company or (c) a majority of the outstanding shares of the capital stock of the Company's significant subsidiaries (American Maize-Products Decatur Inc., American Maize-Products Dimmitt Inc. or Swisher International, Inc.) (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the Company's Board of Directors of its fiduciary duties as advised by outside counsel to the Company, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or enter into any agreement or understanding with any other person or entity with the intent to effect any Acquisition Proposal. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company shall use all reasonable efforts to take all necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 7.2. The Company shall promptly notify Purchaser if any such inquiries or proposals are received by, any such information is requested from or any such negotiations or discussions are sought to be initiated or continued with the Company, shall promptly inform Purchaser of all terms and conditions thereof and shall promptly furnish Purchaser with copies of any such written inquiries or proposals. The Company also shall promptly request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company to return all confidential information heretofore furnished to such person by or on behalf of the Company. Nothing contained in this Section 7.2 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making such disclosure to the Company's stockholders which, as advised by outside counsel to the Company, is required under applicable law.

     7.3. Meetings of the Company's Shareholders. Following the consummation of the Offer, the Company shall take, consistent with applicable law and its Articles and By-Laws, all action necessary to duly call, give notice of, convene and hold a meeting of holders of Shares as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. Subject to fiduciary requirements of applicable law, the Board of Directors of the Company shall recommend such approval and the Company shall take all lawful action to solicit such approval, and the Company hereby consents to the inclusion in the Offer of such recommendation. At any such meeting of the Company all of the Shares then owned by the Purchaser Companies will be voted in favor of this Agreement; provided, however, that the parties agree to, at the election of Purchaser, effect the Merger without shareholder action under the procedures provided for in Section 904 of the MBCA if Purchaser or Merger Sub owns after the expiration of the Offer at least 90% of the outstanding Shares of each class of the Company's stock. The Company's proxy or information statement with respect to such meeting of shareholders (the "Proxy Statement"), at the date thereof and at the date of such meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Purchaser Companies furnished to the Company by Purchaser specifically for use in the Proxy Statement. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement shall be made by the Company, without consultation with Purchaser and its counsel. None of the written information concerning the Purchaser Companies furnished to the Company by Purchaser specifically for use in the Proxy Statement, at the date hereof and at the date of the stockholders' meeting, will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     7.4. Filings; Other Action. Subject to the terms and conditions herein provided, the Company and Purchaser (a) shall promptly make their respective filings and thereafter make any other required submissions under the HSR Act and other Regulatory Filings with respect to the Offer, the Merger and the transactions contemplated by the Stock Purchase Agreement; and (b) shall use their best efforts promptly to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Stock Purchase Agreement as soon as practicable.

     7.5. Access. Upon reasonable notice, the Company shall (and shall cause each of its subsidiaries to) afford Purchaser's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, Contracts and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Purchaser all information concerning its business, properties and personnel as Purchaser or its Representatives may reasonably request, provided that no investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty made by the Company. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such person as may be designated by any such officer. Upon any termination of this Agreement, Purchaser shall collect and deliver to the Company all documents obtained by it or any of its Representatives then in their possession and any copies thereof. All information obtained by Purchaser and its Representatives pursuant to this Section 7.5 shall be subject to the provisions of the confidentiality agreement, dated January 30, 1995, between Purchaser and the Company (the "Confidentiality Agreement").

     7.6. Notification of Certain Matters. (a) The Company shall, as promptly as practicable, notify Purchaser of:

          (i) any formal notice of any default or event that, with notice or lapse of time or both, would become a default, received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the date on which a majority of the Company's Board of Directors are designees of Purchaser, under any Contract to which the Company or any of its subsidiaries is a party or is subject, except for defaults under such Contracts which are, individually or in the aggregate, not material to the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole;

          (ii) any formal notice of (y) any alleged or actual violation of an Environmental Law or (z) any other state of affairs or event that, with the lapse of time, is reasonably likely to become a violation of Environmental Law, except in each case for violations that are not reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole, received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the date on which a majority of the Company's Board of Directors are designees of Purchaser; and

          (iii) any material adverse change in the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change, or any breach of any representation, warranty, covenant or agreement contained herein, in each case if known by the Company's management.

     (b) Each of the Company and Purchaser shall promptly notify the other party of:

          (i) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or the Stock Purchase Agreement;

          (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement or the Stock Purchase Agreement; and

          (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any subsidiary which relate to the consummation of the transactions contemplated by this Agreement or the Stock Purchase Agreement.

     7.7. Publicity. The initial press release shall be a joint press release and thereafter the Company and Purchaser shall, to the extent possible, consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

     7.8. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Purchaser agrees that it will indemnify and hold harmless each present and former director or officer of the Company (in each case solely in such person's capacity as a director or officer of the Company, as the case may be), determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable law and required under its By-Laws or pursuant to other agreements, each as in effect on the date hereof, to indemnify such person (and Purchaser shall also advance expenses as incurred to the fullest extent permitted under applicable law and required under its By-Laws provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Maine law, the Articles and the Company's By-Laws shall be made by independent counsel selected by the Surviving Corporation.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Purchaser thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Purchaser or the Surviving Corporation shall have the right to assume the defense thereof and Purchaser shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties shall cooperate in the defense of any such matter and (iii) Purchaser shall not be liable for any settlement effected without its prior written consent; provided, however, that any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.8 shall first demand indemnity from the Surviving Corporation in accordance with applicable law, the Surviving Corporation's By-laws and any agreements or contracts by which the Surviving Corporation is bound or is subject, and shall not make demand on Purchaser unless and until the Surviving Corporation shall have refused such demand in whole or in part, but in no event shall this period be longer than 30 days from the date of such demand; and provided further that Purchaser shall not have any obligation hereunder to any

Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     (c) Purchaser shall maintain or cause the Surviving Corporation to maintain the Company's existing officers' and directors' liability insurance policies or replacement policies covering the same persons and containing terms which are, in the aggregate, no less advantageous to such persons than such existing policies ("D&O Insurance") for a period of six years after the Effective Time; provided, however, that in no event shall Purchaser or the Surviving Corporation be required to make annual premium payments to obtain such Insurance Coverage in excess of 150% of the last annual premium paid prior to the date hereof (the "Cap"); provided further that if the D&O Insurance cannot be obtained for an amount less than or equal to the Cap during such six year period, Purchaser shall use its best efforts to obtain, or cause the Surviving Corporation to obtain, as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of the Cap.

     7.9. Takeover Statute. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby or by the Stock Purchase Agreement, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and the Company, Purchaser and Merger Sub shall, without limiting the generality of any of the foregoing, satisfy the respective obligations imposed on them by virtue of Section 910 of the MBCA.

     7.10. Employment Contracts and Employee Benefits. (a) From and after the Effective Time, Purchaser and the Surviving Corporation shall honor in accordance with their terms all existing individual employment, severance, early retirement, deferred compensation, consulting and salary continuation agreements listed and specifically denoted on Schedule 6.1(h)(B) and (C) between the Company and any of its subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its subsidiaries.

     (b) From the Effective Time through December 31, 1996, Purchaser shall cause the Surviving Corporation and its successors to provide the employees of the Company and its subsidiaries with employee benefit plans and programs (other than the Stock Option Plans) which in the aggregate are no less favorable in all material respects than those provided to such employees on the date hereof; provided, however, that the Surviving Corporation shall not be required to maintain any specific benefit plans or programs.

     (c) With respect to each Plan intended to be qualified under Section 401(a) of the Code, the Company shall have filed, or cause to be filed, a determination letter request for TRA prior to the earlier of (i) the Closing Date (if following March 31, 1995) or (ii) the expiration of the time period required by Rev. Proc. 95-12 or any extension thereof.

     (d) Purchaser shall cause the Surviving Corporation to pay each person employed at the Company's corporate headquarters in Stamford, Connecticut at the consummation of the Tender Offer whose employment is terminated by the Surviving Corporation within one year following such consummation (other than termination for cause) a lump-sum severance payment upon such termination equal to the product of (x) one month of such employee's base salary at the time of termination and (y) the number of full years of service such employee has accumulated with the Company and the Surviving Corporation, up to a maximum of 12 years of service credit; provided that this Section 7.10(d) shall not apply to any employee who is eligible to receive a severance payment upon termination by virtue of such employee's employment contract with the Company and shall be reduced by any other severance payment due to the employee.

     7.11. Investment. Prior to the Effective Time, the Company shall amend its Capital Accumulation Plan (the "CAP") to provide that it shall not be permitted to invest in Class A Common Stock or Class B Common Stock as of the Effective Time.

                                  ARTICLE VIII

                                   CONDITIONS

     8.1. Conditions to Obligations of Purchaser and Merger Sub. The respective obligations of Purchaser and Merger Sub to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser or Merger Sub, as the case may be, to the extent permitted by applicable law:

     (a) Shareholder Approval. This Agreement shall have been duly approved by the affirmative vote of a majority of the voting power of the outstanding shares of the Class A Common Stock (voting as a class) and the affirmative vote of a majority of the voting power of the outstanding shares of the Class B Common Stock (voting as a class), in accordance with applicable law and the Articles and By-Laws of the Company, if required by applicable law;

     (b) Purchase of Shares. Merger Sub (or one of the Purchaser Companies) shall have purchased enough Shares pursuant to the Offer and the Stock Purchase Agreement sufficient to satisfy the Minimum Condition (as defined in Annex A); provided, however, that this condition shall be deemed satisfied if the Purchaser Companies shall have failed to purchase Shares pursuant to the Offer or the Stock Purchase Agreement in violation of the terms thereof;

     (c) Governmental and Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

     (d) Order. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and (x) prohibits consummation of the transactions contemplated by this Agreement or the Stock Purchase Agreement,
(y) imposes material restrictions on the consummation of the transactions contemplated by this Agreement or the Stock Purchase Agreement or (z) imposes material restrictions on the business operations of Purchaser, Merger Sub or the Company as a result of the transactions contemplated by this Agreement or the Stock Purchase Agreement, either prior to or subsequent to the Merger; and

     (e) Performance of Obligations. The Company shall have performed and complied in all material respects with all agreements and obligations required by this Agreement or the Stock Purchase Agreement to be performed or complied with by it on or prior to the Effective Time, unless (i) Purchaser or Merger Sub had actual knowledge of such nonperformance or noncompliance at the time of acceptance of Shares for payment pursuant to the Offer or (ii) such nonperformance or noncompliance occurs following the appointment or election of Purchaser Insiders to a majority of the positions on the Company's Board of Directors.

     8.2. Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

     (a) Shareholder Approval. This Agreement shall have been duly approved by the affirmative vote of a majority of the voting power of the outstanding shares of the Class A Common Stock (voting together as a class) and the affirmative vote of a majority of the voting power of the outstanding shares of the Class B Common Stock (voting as a class), in accordance with applicable law and the Articles and By-Laws of the Company, if required by applicable law;

     (b) Purchase of Shares. Merger Sub (or one of the Purchaser Companies) shall have purchased enough Shares pursuant to the Offer and the Stock Purchase Agreement sufficient to satisfy the Minimum Condition;

     (c) Governmental and Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

     (d) Order. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement or the Stock Purchase Agreement in accordance with the terms hereof and thereof; and

     (e) Performance of Obligations. Purchaser and Merger Sub shall have performed and complied in all material respects with all agreements and obligations required by this Agreement or the Stock Purchase Agreement to be performed or complied with by them on or prior to the Effective Time, unless the Company had actual knowledge of such nonperformance or noncompliance at the time of acceptance of Shares for payment pursuant to the Offer.

                                   ARTICLE IX

                                  TERMINATION

     9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by the mutual consent of Purchaser and the Company, by action of their respective Boards of Directors.

     9.2. Termination by either Purchaser or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Purchaser or the Company if (a) Merger Sub, or any Purchaser Company, shall have terminated the Offer, in accordance with the terms of
Section 1.1(a) without purchasing any Shares pursuant thereto; provided, in the case of termination of this Agreement by Purchaser, such termination of the Offer is not in violation of the terms of the Offer, (b) the Merger shall not have been consummated by November 30, 1995 whether or not such date is before or after the approval by holders of Shares (provided that the right to terminate this Agreement under this Section 9.2(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause or resulted in the failure of the Merger not to have been consummated by such date), (c) any court of competent jurisdiction has issued an injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger, which injunction has become final and nonappealable or
(d) the approval of shareholders required by Section 8.1(a) shall not have been obtained at a meeting duly convened therefor.

     9.3. Termination by Purchaser. This Agreement may be terminated and the Merger may be abandoned at any time prior to the purchase of Shares pursuant to the Offer, by action of the Board of Directors of Purchaser, if (a) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Purchaser or Merger Sub its approval or recommendation of the Offer, this Agreement or the Merger or (b) the Board of Directors of the Company, upon request by Purchaser, shall fail to reaffirm such approval or recommendation, or shall have resolved to do any of the foregoing referred to in clause (a) or (b) hereof.

     9.4. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the purchase of Shares pursuant to the Offer, by action of the Board of Directors of the Company, if (a) Purchaser or Merger Sub (or another Purchaser Company) shall have failed to commence the Offer within the time required in Section 1.1, (b) any of the representations and warranties of Purchaser or Merger Sub contained in this Agreement or the Stock Purchase Agreement were untrue or incorrect in any material respect when made or have since become, and at the time of termination remain, untrue or incorrect in any material respect or (c) Purchaser or Merger Sub shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement or the Stock Purchase Agreement or any representation or warranty of Purchaser or Merger Sub set forth in this Agreement or the Stock Purchase Agreement shall have been untrue or incorrect when made or thereafter shall become untrue or incorrect, except where such breach, failure to perform or lack of truthfulness or correctness has been caused by or results from a breach by the Company of any of its obligations under this Agreement or the Stock Purchase Agreement; or (d) the Company receives an offer with respect to an Acquisition Proposal and the Board of Directors of the Company, in the exercise of its fiduciary duties as advised by outside counsel to the Company, determines to recommend such Acquisition Proposal to the

Company's stockholders; provided that the Company (i) shall notify Purchaser and Merger Sub promptly of receipt of such Acquisition Proposal and (ii) shall notify Purchaser and Merger Sub promptly of its intention to recommend such Acquisition Proposal to the Company's shareholders, but in no event shall the notice referred to in clause (ii) be given less than 24 hours prior to the earlier of the public announcement of such recommendation or the Company's termination of this Agreement.

     9.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article IX, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 9.5(b) below and Section 10.2 and except that nothing herein will relieve any party from liability for any willful breach of this Agreement.

     (b) If (i) the Offer shall have remained open for the period required pursuant to the terms of this Agreement, (ii) the Minimum Condition (as defined in Annex A) shall not have been satisfied and the Offer is terminated without the purchase of any Shares thereunder, (iii) the Company receives an Acquisition Proposal (other than from one of the Purchaser Companies) following the date hereof and prior to the termination of this Agreement and (iv) after the date hereof, but within one year of the date hereof, any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange
Act) other than Purchaser or Merger Sub or any of their respective subsidiaries or affiliates shall have become the beneficial owner of more than 50% of the outstanding shares of each of the Class A Common Stock and the Class B Common Stock, then the Company, if requested by Purchaser, shall promptly, but in no event later than two days after the date of such request, pay Purchaser a fee of 2.5% of the total dollar value of the Offer, calculated as the product of (x) the number of Shares outstanding as of the date hereof and (y) the Merger Consideration, which amount shall be payable in immediately available funds; provided, however, that no fee will be payable by the Company hereunder if this Agreement is terminated by the Company due to a breach by Purchaser or Merger Sub of its obligations under this Agreement or the Stock Purchase Agreement. The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated in this Agreement and the Stock Purchase Agreement, and that, without these agreements, Purchaser and Merger Sub would not enter into this Agreement or the Stock Purchase Agreement; accordingly, if the Company fails to pay promptly the amount due pursuant to this Section 9.5(b), and, in order to obtain such payment, Purchaser or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Purchaser or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime lending rate for money borrowed as announced from time to time by Citibank, N.A. on the date such payment was required to be made.

                                   ARTICLE X

                           MISCELLANEOUS AND GENERAL

     10.1. Payment of Expenses. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement, the consummation of the Merger and the transactions contemplated by the Stock Purchase Agreement.

     10.2. Survival. The agreements of the Company, Purchaser and Merger Sub contained in Sections 5.2 (but only to the extent that such Section expressly relates to actions to be taken after the Effective Time), 5.3, 5.4, 7.8, 7.9,
7.10 and 10.1 shall survive the consummation of the Merger. The agreements of the Company, Purchaser and Merger Sub contained in the last two sentences of
Section 7.5, Section 9.5 and Section 10.1 shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

     10.3. Modification or Amendment. Subject to the applicable provisions of the MBCA, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     10.4. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

     10.5. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     10.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maine.

     10.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid,

     (a) If to Purchaser, addressed to Purchaser at:

     54, avenue Hoche
     75008 Paris, France
     Attention: Ing. Luigi Brasca
     Telephone: 33-1-40-53-57-10
     Telecopier: 33-1-40-53-94-99

     With a copy to:

     Sullivan & Cromwell
     125 Broad Street
     New York, New York 10004
     Attention: Neil T. Anderson
     Telephone: (212) 558-3653
     Telecopier: (212) 558-3588

     (b) If to Merger Sub, addressed to Merger Sub at:

     1300 Fort Wayne National Bank Building
     Fort Wayne, Indiana 46802
     Attention: Andrew C. Harvard
     Telephone: (219) 425-5226
     Telecopier: (219) 425-5154

     With a copy to:

     Sullivan & Cromwell
     125 Broad Street
     New York, New York 10004
     Attention: Neil T. Anderson
     Telephone: (212) 558-3653
     Telecopier: (212) 558-3588

     (c) If to the Company, addressed to the Company at:

     250 Harbor Drive
     Stamford, Connecticut 06902
     Attention: Robert M. Stephan
     Telephone: (203) 356-9000
     Telecopier: (203) 324-4675

     With a copy to:

     Dewey Ballantine
     1301 Avenue of the Americas
     New York, New York 10019-6092
     Attention: Morton A. Pierce
     Telephone: (212) 259-6640
     Telecopier: (212) 259-6333

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

     10.8. Entire Agreement, etc. (a) This Agreement, the Stock Purchase Agreement and the Confidentiality Agreement (including any exhibits or Annexes hereto or thereto) (i) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof and thereof and (ii) shall not be assignable by operation of law or otherwise and are not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto and thereto; provided, however, that Purchaser may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

     (b) It is expressly agreed that all of the persons (and their successors and assigns) who are beneficiaries of Sections 5.1(c) and 7.8 (whether as individuals or members of a class or group) shall be entitled to enforce such Sections against Purchaser or the Surviving Corporation and such Sections shall be binding on all successors and assigns of the Surviving Corporation or of Purchaser.

     10.9. Definition of "Subsidiary". When a reference is made in this Agreement to a subsidiary of a party, the word "subsidiary" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

     10.10. Obligation of Purchaser. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub to take such action.

     10.11. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                                          AMERICAN MAIZE-PRODUCTS COMPANY

                                          By: /s/  PATRIC J. MCLAUGHLIN
                                            ------------------------------------
                                              Name:  Patric J. McLaughlin
                                              Title:  President and Chief
                                              Executive Officer

                                          ERIDANIA BEGHIN-SAY, S.A.

                                          By: /s/  ANDREW C. HARVARD
                                            ------------------------------------
                                              Name:  Andrew C. Harvard
                                              Title:  President

                                          CERESTAR USA, INC.

                                          By: /s/  STEFANO MELONI
                                            ------------------------------------
                                              Name:  Stefano Meloni
                                              Title:  Chairman

                                                                         ANNEX A

     Certain Conditions of the Offer. Notwithstanding any other provision of the Offer and provided that Merger Sub shall not be obligated to accept for payment any Shares until expiration of all applicable waiting periods under the HSR Act, Merger Sub shall not be required to accept for payment or pay for, or may delay the acceptance for payment of or payment for, any tendered Shares, or may, in its sole discretion, subject to Section 1.1 of this Agreement, terminate or amend the Offer as to any Shares not then paid for if (a) there have not been validly tendered prior to the expiration of the Offer and not withdrawn (i) a number of shares of Class A Common Stock which, together with the number of shares of Class A Common Stock then beneficially owned by Purchaser and its affiliates, would constitute at least a majority of the outstanding shares of Class A Common Stock on a fully-diluted basis and (ii) a number of shares of Class B Common Stock which, together with the number of shares of Class B Common Stock which the Purchaser or its affiliates have purchased or are then obligated to purchase under the Stock Purchase Agreement (all conditions to the obligations of the parties under the Stock Purchase Agreement (other than the completion of the Offer) having been satisfied) and the number of shares of Class B Common Stock then beneficially owned by Purchaser and its affiliates, would constitute at least a majority of the outstanding shares of Class B Common Stock on a fully-diluted basis (the "Minimum Condition"); or (b) at any time on or after February 22, 1995, and at or prior to the time of payment for any of such Shares (whether or not any Shares have theretofore been accepted for payment pursuant to the Offer), any of the following events shall have occurred and be continuing:

          (i) there shall have occurred (u) any general suspension of, or limitation on times or prices for, trading in securities on any United States national securities exchange or over-the-counter market, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or France, (w) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States having a material adverse effect on the functioning of the financial markets in the United States, (x) any limitation (whether or not mandatory) by any governmental or regulatory authority, agency, commission or other entity, domestic or foreign ("Governmental Entity"), on, or any other event having a material adverse effect on, the extension of credit by banks or other lending institutions in the United States or France, (y) any suspension of, or any material limitation (whether or not mandatory) on, the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or France or (z) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (ii) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement or the Stock Purchase Agreement or any representation or warranty of the Company set forth in this Agreement or the Stock Purchase Agreement shall have been untrue or incorrect when made or thereafter shall become untrue or incorrect, except where such breach, failure to perform or lack of truthfulness or correctness has been caused by or results from a breach by Purchaser or Merger Sub of any of their obligations under this Agreement or the Stock Purchase Agreement;

          (iii) there shall have been instituted or be pending any action, litigation or proceeding before any court or governmental, regulatory or administrative agency, authority or commission, domestic or foreign, which
     (a) challenges the acquisition by Purchaser or Merger Sub of the Shares, or seeks to restrain, materially delay or prohibit the Offer, the Merger, the Stock Purchase Agreement or other subsequent business combination or seeks material damages in connection therewith; (b) seeks to prohibit or materially limit the ownership or operation by Purchaser, Merger Sub or their affiliates and subsidiaries of any material portion of the business or assets of the Company (including the business or assets of their respective affiliates and subsidiaries), taken as a whole or of Purchaser or Merger Sub (including the business or assets of their respective affiliates and subsidiaries) taken as a whole, in each case as a result of the transactions contemplated by this Agreement and the Stock Purchase Agreement; or (c) seeks to impose material limitations on the ability of Purchaser or Merger Sub (including the business or assets of their respective affiliates and subsidiaries) to hold or to exercise full rights of ownership of the Shares, including without limitation the right to vote any Shares purchased by them on an equal basis on all matters properly presented to the holders of such class of Shares; or

          (iv) there shall have been any action taken, or any statute, rule, regulation, order or injunction sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the Offer, the Merger or the Stock Purchase Agreement (other than the application of the waiting period provisions of the HSR Act), which would result in any of the consequences referred to in clauses (a) through (c) of paragraph (iii) above; or

          (v) it shall have been publicly disclosed or Purchaser shall have learned that any person, entity or "group" (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder) shall have become the beneficial owner (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder) of more than 25% of any class or series of capital stock of the Company (including any class of the Shares), (other than acquisitions by persons or groups who have publicly disclosed such ownership on or prior to February 22, 1995 in a Schedule 13D or 13G (or amendments thereto on file with the Commission); or

          (vi) the Board of Directors of the Company shall have amended, modified or withdrawn its recommendation of the Offer or the Merger, or shall have failed to publicly reconfirm such recommendation upon request by Purchaser or Merger Sub, or shall have endorsed, approved or recommended any other Acquisition Proposal, or shall have resolved to do any of the foregoing; or

          (vii) the Company and the Purchaser or Merger Sub shall have reached an agreement or understanding that the Offer be terminated or amended, or that payment for the Shares be delayed; or

          (viii) the Dow Jones Industrial Average (as reported by The Wall Street Journal) shall have lost 20% or more of the value it had at the date of this Agreement; or

          (ix) any other Regulatory Filings and consents applicable to this Offer or the Stock Purchase Agreement shall not have been obtained on terms and conditions reasonably satisfactory to Purchaser or Merger Sub, or if the Purchaser shall have received notice under the Exon-Florio Amendment that the Committee on Foreign Investment in the United States has determined to investigate this Offer or any related transaction;

which in any such case, and regardless of the circumstances (including any action or inaction by Purchaser or Merger Sub other than a breach by Purchaser or Merger Sub of this Agreement or the Stock Purchase Agreement) giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

     The foregoing conditions are for the sole benefit of Purchaser and Merger Sub and may be asserted by Purchaser or Merger Sub regardless of the circumstances (including any action or inaction by Purchaser or Merger Sub other than a breach by Purchaser or Merger Sub of this Agreement or the Stock Purchase Agreement) giving rise to such condition or may be waived by Purchaser or Merger Sub, in whole or in part at any time and from time to time in its sole discretion, subject to the terms and conditions of this Agreement. The failure by Purchaser or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                        2